Exhibit 99.1

     FOR IMMEDIATE RELEASE


                                        MEDIA CONTACT:
                                        Jim Fitzpatrick
                                        The Dilenschneider Group
                                        312-553-0700


                      MERCURY FINANCE FILES RESTRUCTURING PLAN,
                            VOLUNTARY CHAPTER 11 PETITION

                         DAY-TO-DAY OPERATIONS NOT AFFECTED

     CHICAGO, July 15, 1998   Mercury Finance Company (OTC BB: MFNNQ) announced
     that it has filed its previously disclosed prestructured plan of reorganization with the federal bankruptcy court along with a voluntary chapter 11 petition.


          "The restructuring plan, which was filed with the United States Bankruptcy Court for the Northern District of Illinois earlier today, conforms to the terms of agreement between Mercury and substantially all of its lenders that was publicly announced on May 15th of this year," said William A. Brandt, Jr., president and chief executive officer of Mercury. "By significantly reducing the debt of the company, the plan will provide Mercury with a sound financial platform from which to operate the business and return to profitability."


          The company's day-to-day operations are not affected by the filing. Mercury will continue to conduct business as usual and will pay all trade debt and dealer contracts in the ordinary course without interruption. The company is current with its trade creditors and has complied with all payment obligations under its forbearance agreements with its lenders. The chapter 11 case pertains only to the parent company and not to Mercury's operating subsidiaries, which conduct the company's business operations.

                                       -more-

          "SAFE HARBOR" STATEMENT UNDER THE SECURITIES LITIGATION REFORM ACT OF 1995: This news release contains certain forward-looking statements pertaining to a voluntary bankruptcy petition, the outcome of the company's agreement with certain lenders, the outcome of a reorganization plan filed with the bankruptcy court, future operations and other matters. These statements are subject to uncertainties and other factors. Should one or more of these uncertainties or other factors materialize, or should underlying assumptions prove incorrect, actual events or results may vary materially from those anticipated. Such uncertainties and other factors include the outcome of negotiations with the company's lenders with respect to the plan or reorganization and other documents related thereto, approval by the Bankruptcy Court, objections of third parties, as well as the company's ability to acquire finance receivables on terms it deems acceptable, changes in the quality of finance receivables, trends in the automobile and finance industries, and general economic conditions. The company undertakes no obligation to update any such factor or to publicly announce the results of any revisions to any forward-looking statements contained herein to reflect future events or developments.

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